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June 24, 1998



Mr. Terri Frey
1312 N. Forest Park Blvd.
Ft Worth, Texas 76102


RE:  Offer


Dear Terri:

I am excited about the prospect of having you join FlashNet Marketing, Inc. on a full time basis, and [look forward to the valuable contribution you will make to our success in the coming months. A large measure of our future success will depend upon your work here with our company, and in this regard I would like to offer the following compensation plan to you:


Position: President of FlashNet Marketing, Inc.


General Job Duties:      As with most senior management positions, you will be
                         largely responsible for writing your job description.
                         In a general sense you will be responsible for helping
                         FMI build industry prominence and attract new customers
                         and representatives by implementing network marketing
                         programs and brand awareness campaigns. You will be
                         responsible for all aspects of our marketing.  This
                         includes development of concepts, implementation of
                         specific programs and campaigns, as well as development
                         and management of a staff that will assist you in these
                         activities. You will also be responsible for developing
                         new distribution channels.  You will be expected to
                         develop new strategic relationships that will enhance
                         our revenue stream through such endeavors.

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
            7/1/98 to 12/31/99         1/1/00 to 12/31/00  1/1/01 and thereafter
--------------------------------------------------------------------------------
Salary   $5,192.31 per pay             $2,500.00 per pay   -0.00
            period which calculates          period which calculates
            to 135,000.00 annually           to $65,000.00 annually

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               Target                                                        Amount
               ------                                                        ------
Recruiting Bonuses: If 1,500 new NR/D   (70% Distributors) by 10/1/98      $10,000.00
                    If 87000 total NR/D (70% Distributors) by 12/1/98      $10,000.00
                    If 23,000 new NR/D (70% Distributors) by 6/30/99       $25,000.00
                    If 75,000 new NR/R (70% Distributors) by 12/31/99      $50,000.00

Productivity Bonus: If 50,000 total customers from FMI by 12/31/98         $10,000.00

                    Time Frame                           Amount
                    ----------                           ------
NCB Commissions:    7/1/98 to 12/31/99         $ 1.00 New Customer Bonus
                    1/1/99 and thereafter      .25% residual which shall vest in
                                               1/3 increments over three years
                                               beginning on your start date

Disclaimer:         Nothing herein shall be construed to create an obligation on the part of FlashNet Marketing, Inc. to continue your employment during the time frames listed above, as your continued employment is strictly performance based. FlashNet
                    Marketing, Inc. reserves the right to terminate your employment for any reason, including but not limited to performance goals and standards of conduct not being met.


Special Conditions: 1. You will no longer receive any financial compensation from your current downline (which includes the downline of your partner Kat Hemstock) as of 7/1/98. If you leave FlashNet for any reason prior to 12/31/98, you shall have your downline returned along with any growth that has occurred during that time. You will have a thirty (30) day transition time with your team.

                    2. Should you separate from FMI you will not be permitted to recruit any FlashNet representatives for a period of 12 months following your departure.


Vacation:           Two (2) weeks per 12 month period of employment in
                    accordance with FlashNet company policy. During the second year of your employment and beyond, you will receive a total of three (3) weeks. All days taken must be in accordance with FlashNet company policy.


Equipment/Travel:   You will be provided with a desktop PC and a Company LD
                    phone Card for company usage only. You will receive reimbursement from the company for company use of your Cell
                    Phone based upon itemized billing records. You will have access to a laptop computer when travelling. You will be provided with a private office. When you travel you will travel in coach class and use mid-size to full size cars such as Ford Taurus. Upgrades to luxury cars will not be reimbursed.

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Health Benefits     The company will cover, at no charge to you, the premium
                    portion of the health plan for you and your family under the company's existing HMO/PPO policy with Aetna. Under the company's "key employee" provision, we will waive the 90 day waiting period for your participation in the plan, and make your instatement effective Upon your proper application.

Your employment with FlashNet shall also terminate the consulting arrangement in place at the present time. I hope that this compensation structure is acceptable to you. If so, please acknowledge the same by signing below in the space indicated. I look forward to our success here at FlashNet Marketing, Inc. and to your valued involvement to make it happen.

Sincerely,

/s/ M. Scott Leslie

M. Scott Leslie
President




AGREED AND ACCEPTED this 24th day of June, 1998



BY:     /s/ Terri Frey
   --------------------------
          Terri Frey